EXHIBIT 99.1

                                  NEWS RELEASE
IVI Communications
317 20th Street
Manhattan Beach, California 90266
(310) 802-1744 Telephone
(310) 802-8914 Facsimile
http://www.ivn.net

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION
PLEASE CONTACT ALAN KLEIN (970) 564-9702(office) (970) aklein@frontier.net

              Turer Corporation Changes Name to IVI Communications

Manhattan Beach, CA - September 5, 2002, - Turer Corporation, A Nevada Corporation announced today that it has formally changed its name to IVI Communications, Inc. The name change follows the Company's acquisition of Internet Ventures Inc, a privately held California Corporation, in May 2002. Under that agreement 100% of the shares of Internet Ventures Inc stock were exchanged for 12,350,000 (95%) of the outstanding shares of Turer Corporation. IVI Communications is completing an audit and other work in preparation of filing a Form S-4 with the SEC to register this stock

Nyhl Henson, CEO and President of IVI Communications, stated "I am pleased with the name change as it more accurately broadens our long range focus as a communications company with interests well beyond the Internet".

The foundation of the IVI Communications business plan is acquiring and operating additional ISPs in Tier 3 markets utilizing sound business practices of profitability and achieving operating efficiencies while emphasizing customer retention.

About IVI Communications

IVI Communications is a publicly reporting company that acquires and operates independent Internet Service Providers (ISPs) in the Tier 3 markets. IVI Communications ISPs provide dial-up, broadband Internet access, and web-hosting services to residential and business users. The Company currently owns and operates ISPs in California, Oregon and Colorado, collectively serving over 20,000 customers. IVI Communications has three wholly owned subsidiaries which are corporations in three different states. DurangoNet. Inc.dba Frontier Internet, a Colorado Corporation, operating under the brand name of Frontier Internet. Northcoast Internet, a California Corporation, operating under the brand names of Northcoast Internet, Tidepool Internet, Net for $9.95, VenturaLink and TomatoWeb. The third one is Internet Ventures of Oregon, an Oregon Corporation, operating under the brand names of Infostructure, Medford Internet and Klamath Falls Internet.

Statements regarding financial matters in this news release other than historical facts are "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The company intends that such statements about the company's future expectations, including future revenues and earnings, the anticipated stock dividends and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements (future operational results and sales) involve risks and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.

                                  End of Filing